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                                                                      EXHIBIT 21

BAYLAKE CORP.

LIST OF SUBSIDIARIES:

Baylake Bank                                    Kewaunee County Banc Shares
Bank of Sturgeon Bay Building Corp.             Lufter Insurance Agency
Baylake Insurance, Inc.
Baylake Investments, Inc.
Cornerstone Financial, Inc.